Exhibit 99.1

Cadrenal Therapeutics Announces Exercise of Warrants for $4.7 Million Gross Proceeds

PONTE VEDRA, Fla., November 1, 2024 /PRNewswire/ -- Cadrenal Therapeutics, Inc., (“Cadrenal” or the “Company”) (Nasdaq: CVKD), a biopharmaceutical company developing tecarfarin, a late-stage novel oral and reversible anticoagulant (blood thinner) for certain rare medical conditions, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding warrants to purchase up to an aggregate of 285,715 shares of common stock of the originally issued in July 2023, having an exercise price of $26.25 per share, at a reduced exercise price of $16.50 per share. The shares of common stock issuable upon exercise of the warrants are registered pursuant to an effective post-effective amendment no. 1 to registration statement on Form S-1 on Form S-3 (No. 333-273384). The offering is expected to close on or about November 4, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash, the Company will issue new unregistered Series A-1 warrants to purchase up to 285,715 shares of common stock and new unregistered Series A-2 warrants to purchase up to 285,715 shares of common stock. The new warrants will have an exercise price of $16.50 per share and will be immediately exercisable upon issuance. The Series A-1 warrants will have a term of five years from the issuance date and the Series A-2 warrants will have a term of eighteen months from the effective date of the Resale Registration Statement (as defined below).

The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $4.7 million, prior to deducting placement agent fees and estimated offering expenses. The Company intends to use the net proceeds from the offering for its pivotal Phase 3 trial and partnering activities.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement (the “Resale Registration Statement”) with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics is a late-stage biopharmaceutical company developing tecarfarin, a new vitamin K antagonist (VKA) designed to offer safer, superior chronic anticoagulation for patients with implanted cardiac devices or rare cardiovascular conditions. Tecarfarin is anticipated to result in fewer adverse events such as strokes, heart attacks, bleeds and deaths than warfarin, the most commonly used anticoagulant for these patients despite its prevalent side effects, drug-to-drug interactions and frequent dosing changes. Tecarfarin received an orphan drug designation for advanced heart failure patients with implanted left ventricular assist devices (LVADs) as well as both orphan drug and fast-track status for end-stage kidney disease patients with atrial fibrillation. Cadrenal is planning pivotal clinical trials and pursuing clinical and commercial partnerships. The Company’s plans also include studying tecarfarin in patients with mechanical heart valves experiencing anticoagulation difficulties. For more information, please visit: www.cadrenal.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the expected closing of the transaction and the intended use of proceeds. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the Company’s anticipated use of proceeds, the Company’s ability to complete its planned Phase 3 trial on time and achieve desired results and benefits as expected, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Cadrenal Therapeutics specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact

For more information, please contact:

Cadrenal Therapeutics:
Matthew Szot, CFO
858-337-0766
press@cadrenal.com

Investors:
Lytham Partners, LLC
Robert Blum, Managing Partner
602-889-9700
CVKD@lythampartners.com